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EXHIBIT 11

                          SMITH TECHNOLOGY CORPORATION
             (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                    COMPUTATION OF (LOSS) EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT COMMON SHARE DATA)
                                    UNAUDITED

                                                     THREE MONTHS ENDED              NINE MONTHS ENDED
                                                          JUNE 30,                       JUNE 30,
                                                   ----------------------        -----------------------
                                                     1997           1996            1997           1996
                                                   -------        -------        --------        -------
PRIMARY

Weighted average shares of common
       stock outstanding                             6,267          5,862           6,186          5,857
Incremental shares applicable to assumed
       exercise of stock options                        --             15              --             23
                                                   -------        -------        --------        -------

Weighted average number of common and
       common equivalent shares  outstanding         6,267          5,877           6,186          5,880
                                                   =======        =======        ========        =======

Income before extraordinary charge                 $(5,249)       $(2,595)       $(11,162)       $(2,210)

Extraordinary charge                                    --           (113)                        (1,395)
                                                   -------        -------        --------        -------

Net (loss) income                                  $(5,249)       $(2,708)       $(11,162)       $(3,605)
                                                   =======        =======        ========        =======

Net (loss) income applicable to common stock       $(5,460)       $(2,841)       $(11,815)       $(3,875)
                                                   =======        =======        ========        =======

Income (loss) per common and common
       equivalent share:

Income before extraordinary charge                 $ (0.84)       $ (0.44)       $  (1.80)       $ (0.38)

Extraordinary charge                                    --          (0.02)             --          (0.24)
                                                   -------        -------        --------        -------

Net (loss) income                                  $ (0.84)       $ (0.46)       $  (1.80)       $ (0.61)
                                                   =======        =======        ========        =======

Net (loss) income applicable to common stock       $ (0.87)       $ (0.48)       $  (1.91)       $ (0.66)
                                                   =======        =======        ========        =======


The computation of income (loss) per common equivalent share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis.


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